Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:    Glenn Eanes

 Vice President and Treasurer

 540-665-9100

AMERICAN WOODMARK NAMES NEW CHIEF FINANCIAL OFFICER

Winchester, Va. (November 19, 2004) — American Woodmark Corporation (Nasdaq/NM: AMWD), a leading supplier of cabinetry to the new construction and remodeling industry, today announced that Jonathan Wolk will assume the role of Vice President and Chief Financial Officer, effective December 13, 2004.  Wolk will report directly to Jake Gosa, Chairman and CEO, and succeeds, Kent Guichard, who was recently named Executive Vice President of the Company.  Mr. Guichard served as Chief Financial Officer of the Company until his recent promotion to Executive Vice President.

In this position, Wolk will play a key role in continuing to enhance shareholder value. Additionally, Wolk will assume leadership of the Company’s M.I.S., Controller, Audit and Treasury departments.

“Jon’s experience will make him a real asset to the Company as we continue to pursue our vision for growth,” says Gosa. “I am confident that Jon’s leadership in this key position will be essential to American Woodmark’s future success.”

Prior to joining American Woodmark, Wolk served as the Chief Financial Officer and Treasurer of Tradecard, Inc., a global infrastructure provider. Wolk’s work experience also includes nine years as an Auditor with KPMG, two years with GE Capital Real Estate, as Global Controller, and six years with Pitney Bowes, where he served four of those years as Vice President, Finance and Information Systems. Wolk earned a bachelor’s degree in accounting from The State University of New York at Albany and is a Certified Public Accountant.

American Woodmark Corporation, located in Winchester, Va., is the third largest manufacturer of kitchen cabinets in the United States and Canada. Offering more than 230 cabinet lines in a wide variety of designs, materials and finishes, American Woodmark products are sold through a network of dealers and distributors and directly to home centers and major builders. The Company currently operates 14 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Minnesota, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country. The Company’s 15th plant, currently under construction in Cumberland, Md., is scheduled to start up in January 2005. American Woodmark shares are traded on the NASDAQ National Market under the symbol “AMWD.” To find out more about American Woodmark, and view its vast array of cabinet styles, visit its web site at www.americanwoodmark.com.

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